SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                  PENTECH INTERNATIONAL INC.
         (Name of Registrant as Specific in Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:



(2)  Aggregate number of securities to which transaction applies:



(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



(4)  Proposed maximum aggregate value of transaction:



(5)  Total fee paid:



[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:



     (2)  Form, Schedule or Registration Statement No.:



     (3)  Filing Party:



     (4)  Date Filed:

               [LOGO OF PENTECH INTERNATIONAL INC.]
                         195 CARTER DRIVE
                     EDISON, NEW JERSEY 08817




                                                     July 17, 2000



Dear Stockholder:

     I am writing to update you on some developments regarding the upcoming Special Meeting of Stockholders (the "Meeting") of Pentech International Inc. (the "Company") scheduled to be held on July 28, 2000 at 10:00 A.M., local time, at the offices of Camhy Karlinsky
& Stein LLP, 1740 Broadway, Sixteenth Floor, New York, NY 10019-4315.

     On June 28, 2000, I wrote you explaining about the Meeting and advising you that you would be asked to consider and vote upon a proposal to approve and adopt an Agreement of Merger, dated as of May 22, 2000 (the "Merger Agreement"), a copy of which was attached as Appendix A to the Proxy Statement dated June 28, 2000 previously sent to you (the "Proxy Statement").

     On July 7, 2000, after the Proxy Statement was sent out, the Company received an unsolicited proposal from RoseArt Industries, Inc. ("RoseArt") to acquire all of the Common Stock of the Company for $1.60 per share, subject to limited legal and financial due diligence and accompanied by a commitment letter from a bank which contained certain qualification and contingencies. On July 10, 2000, JAKKS Pacific, Inc. ("JAKKS") increased to $1.60 per share its offer to purchase such shares, provided our stockholder meeting is held and a vote of our stockholders is taken with respect to its proposal on or before July 28, 2000 (the date the Meeting was originally scheduled) or such later date as to which JAKKS may consent. If such vote is not taken on or before such date, JAKKS' offer, unless JAKKS otherwise agrees, would revert to $1.40 per share.

     THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND APPROVED THE REVISED MERGER OFFER OF JAKKS AND THE AMENDED MERGER
AGREEMENT
AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MEETING.

     If you have not done so, please sign, date and return the proxy card sent to you with the Proxy Statement in the envelope provided. You may vote by signing the enclosed proxy card, whether or not you plan to attend the Meeting. If you attend the Meeting, you may vote in person, even if you have previously mailed in your proxy. If you need an additional proxy card or have any questions, please contact Richard Kalin or Jenifer Land at (212) 239-8900.

     We look forward to seeing you at the Meeting.

                                   Sincerely,


                                   /s/Norman Melnick
                                   NORMAN MELNICK
                                   Chairman

                    PENTECH INTERNATIONAL INC.
                         195 Carter Drive
                        Edison, NJ 08817

                 Telephone Number: (732) 287-6640




                          SUPPLEMENT TO
            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               AND
                         PROXY STATEMENT

         With respect to Special Meeting of Stockholders
                   To be Held on July 28, 2000


To the Stockholders of Pentech International Inc.:

     Reference is made to the Notice of Special Meeting of Stockholders of Pentech International Inc. ("Pentech" or the "Company") dated June 28, 2000 (the "Original Notice") with respect to the Special Meeting of Stockholders of Pentech to be held on July 28, 2000 (the "Meeting"), and the proxy statement of the Company with respect to the Meeting which accompanied the Original Notice. Capitalized terms herein have the meaning ascribed to them in the Original Notice, unless otherwise noted herein.

     The purpose of this Supplement is to advise you of the following changes to certain matters concerning the Meeting from the description thereof in the Original Notice.

     1. On July 7, 2000, the Company received an unsolicited proposal to acquire its Common Stock from RoseArt Industries, Inc., of Livingston, NJ ("RoseArt"), a private company. The proposal was for $1.60 per share in cash and is subject to limited legal and financial due diligence on the part of RoseArt and was accompanied by a commitment letter from a bank which contains certain qualifications and contingencies. Such proposal was to remain open by its terms until the close of business on July 17, 2000.

     2. On July 10, 2000, the Company received a revised offer from JAKKS Pacific, Inc. ("JAKKS"), with whom it had entered into a Merger Agreement dated as of May 22, 2000 (the "Merger Agreement") providing for the merger of a wholly-owned subsidiary of JAKKS with and into Pentech for a Merger Consideration of $1.40 per share (the "Merger Consideration"). The revised offer increased the Merger Consideration to $1.60 per share of Common Stock, in cash, provided the Meeting, presently scheduled for July 28, 2000, is held and a vote taken with respect to the Merger Agreement on or before July 28, 2000, the date it is presently scheduled, or such later date as to which JAKKS may consent. The revised offer further provides that if a vote of Stockholders is not taken on or before such date, the Merger Consideration will, unless JAKKS otherwise agrees, revert to $1.40 per share.

     3. On July 12, 2000, Pentech's Board of Directors (the "Board of Directors") met in New York with representatives of Camhy, Karlinsky & Stein LLP, its outside counsel, to discuss the Merger. At that meeting, counsel reported on the impact of the proposal from RoseArt and the revised proposal from JAKKS. Counsel advised the directors as to their duties in considering the matter. Counsel also highlighted the various termination provisions including the fiduciary obligations of the Board of Directors and the Company's right to terminate the Merger Agreement under certain conditions. The Board of Directors evaluated the matter and determined that accepting the revised proposal from JAKKS was in the best interests of the Stockholders and unanimously approved accepting the revised proposal from JAKKS. The basis for this is, among other things, the advanced state of the transaction between the Company and JAKKS and the fact that the Merger Agreement with JAKKS has no contingency for financing. On the other hand, the proposal from RoseArt was subject to legal and financial due diligence on the part of RoseArt and its lender and was to be financed by a bank pursuant to a commitment letter which contained
qualifications and contingencies.   Moreover, there is no reason to
believe that RoseArt will increase its offer to more than $1.60 per share. In considering this matter, the Board of Directors also considered the prior history of negotiations with RoseArt and its status as a key competitor. As a result, the Board of Directors determined that the closeness in time to complete the Merger, the certainty of the Merger and the similarity in price of the two proposals favored the JAKKS proposal. Following the Meeting, the Company executed an amendment to the Merger Agreement, dated July 13, 2000 (the "Amendment"), a copy of which is attached hereto as Exhibit A.

     4. In light of the increased Merger Consideration, the following additional changes to the Original Notice will occur:

          (a) In addition to any compensation Messrs. Norman Melnick, David Melnick and Kalin are to receive for their services as employees or consultants under their respective agreements, pursuant to the Merger Agreement, the Melnick Family and Mr. Kalin and his wife will receive approximately an aggregate of $6,170,000 for their shares of Common Stock and cancellation of their Options to purchase Common Stock. In connection with the cancellation of their Options, Messrs. Norman Melnick, David Melnick, and Kalin will receive $48,000, $24,000 and $16,850, respectively, which amounts are included in the $6,170,000 referred to above.

          (b) The total amount of funds required by JAKKS or Merger Sub to pay the aggregate Merger Consideration due to the Stockholders and Option holders of the Company at the closing of the Merger, assuming there are no dissenting Stockholders, is expected to be approximately $20,500,000.

          (c) In the event the Meeting presently scheduled for July 28, 2000 is not held on such date, or no vote on the Merger is taken at the Meeting on or before July 28, 2000 or such later date as to which JAKKS may consent, the Merger Consideration will, unless JAKKS otherwise agrees, revert to $1.40 per share. In such event, the amount the Melnick Family and Mr. Kalin and his wife will receive as a result of consummation of the Merger and for cancellation of their Options will revert to the amounts set forth in the Original Notice.

     THE PROXY CIRCULATED WITH THE ORIGINAL NOTICE WILL BE DEEMED A VOTE WITH RESPECT TO THE MERGER AGREEMENT AS AMENDED. IF YOU WISH TO CHANGE YOUR VOTE, YOU MAY DO SO IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE ORIGINAL NOTICE OR AS SET FORTH BELOW.

     You are cordially invited to attend the Meeting. It is important that your shares be represented at the Meeting, whether or not you plan to attend in person. If you do not expect to attend in person, we ask that you complete the proxy card which was mailed to you with the Original Notice with respect to the proposals listed therein (the "Proposals") and return it in the envelope that was included therewith. In the event you returned your proxy card prior to the receipt of this Supplement and you do not want to change your vote with respect to any of Proposals, you need not take any further action. You may revoke your proxy at any time before the proxy holder votes it at the Meeting in one of three ways: by giving notice of your revocation either personally or in writing to the Secretary of the Company at our corporate office, by executing and delivering another proxy, or by voting in person at the Meeting.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              /s/ Richard S. Kalin
                              Richard S. Kalin
                              Secretary

Edison, New Jersey
July 17, 2000

                                                       EXHIBIT A



                        FIRST AMENDMENT
                               TO
                      AGREEMENT OF MERGER



     FIRST AMENDMENT dated as of July 13, 2000 to the Agreement of Merger of JAKKS Acquisition II, Inc. with and into Pentech
International Inc. (the "Merger Agreement").

     The parties hereto desire to amend the Merger Agreement to increase the Merger Consideration (as defined in the Merger
Agreement) as follows:

     1. Capitalized terms, not otherwise defined herein, are used herein as defined in the Merger Agreement.

     2. If the Stockholder's Meeting is held and the Stockholder approval is obtained on July 28, 2000 or on or before such later date as to which JAKKS may, in its sole discretion, consent, (a) the Merger Consideration payable, pursuant to Section 5.2 of the Merger Agreement, in respect of each share of Pentech Common Stock outstanding at the Effective Time shall be $1.60 per share, and (b) the Merger Consideration payable, pursuant to Section 5.4 of the Merger Agreement, in respect of each share of Pentech Common Stock subject to an Eligible Option shall be in an amount equal to the excess of $1.60 over the exercise price of such Eligible Option with respect to such share (and Section 1.21 of the Merger Agreement shall be amended by replacing "$1.40" by "$1.60"). If the Stockholder Approval is not obtained on or before such date, unless JAKKS otherwise agrees, the increase of the Merger Consideration (and the amendment to Section 1.21 of the Merger Agreement) provided in the foregoing sentence shall terminate and the Merger Consideration shall be determined as initially provided in the Merger Agreement.

     3. In all other respects, the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have duly executed this First Amendment as of July 13, 2000.


PENTECH INTERNATIONAL INC.         JAKKS PACIFIC, INC.



By:/s/ David Melnick               By:/s/ Jack Friedman
Name: David Melnick                Name:  Jack Friedman
Tile: Chief Executive Officer      Title: Chairman (Chief Executive
                                           Officer)



                                   JAKKS ACQUISITION II, INC.



                                   By:/s/ Jack Friedman
                                   Name: Jack Friedman
                                   Title: President (Chief Executive
                                           Officer)